UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2006

SUMMIT BANK CORPORATION
(Exact name of Registrant as Specified in Charter)

Georgia (State or Other Jurisdiction of Incorporation)	000-21267 (Commission File Number)	58-1722476 (I.R.S. Employer Identification No.)

4360 Chamblee-Dunwoody Road, Atlanta, Georgia 30341
(Address of Principal Executive Offices)

(770) 454-0400
Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 17, 2006, The Summit National Bank (“Summit”), a wholly-owned subsidiary of Summit Bank Corporation, consented to the issuance of a consent order (the “Order”) from the Comptroller of the Currency (“OCC”) pursuant to which Summit is required to improve its compliance and operations infrastructure with respect to the Bank Secrecy Act and related anti-money laundering laws (collectively, “BSA”). The Order was based on the OCC's findings during its examination of Summit during February and March of 2005. The OCC did not impose any fine or civil money penalty in connection with this action.

As part of the Order, Summit has agreed to strengthen its BSA internal controls, including the development and implementation of enhanced policies and procedures for BSA compliance; to enhance its programs and controls for customer identification and Suspicious Activity Reporting; to enhance its BSA audit functions; and to improve employee training relating to the detection and prevention of money laundering. Prior to its receipt of the Order, Summit had already taken significant steps to strengthen its compliance policies and procedures and operations infrastructure in areas related to those specified in the Order, as well as in other respects, and management continues to be committed to ensuring that all of the requirements of the Order are met.

Management does not expect the actions to have a material impact on the financial condition or results of operations of Summit or Summit Bank Corporation. However, Summit has incurred approximately $70,165 in additional expenses related to making the improvements necessary to strengthen its BSA operations and compliance and expects that similar expenses in connection with these regulatory actions may be incurred in the future.

A copy of the OCC Order may be obtained at the OCC website: www.occ.treas.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT BANK CORPORATION

DATE: January 23, 2006	By:	/s/ Thomas J. Flournoy
Thomas J. Flournoy
Executive Vice President and Chief Financial Officer